SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                       (Amendment No.    )

Filed by the Registrant[X]

Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ]            Preliminary Proxy Statement
[ ]            Confidential, for Use of the Commission Only (as
 permitted by Rule 14a-6(e)(2))
[X]            Definitive Proxy Statement
[ ]            Definitive Additional Materials
[ ]            Soliciting Material Pursuant to 240.14a-11(c) or
  240.14a-12


                                    PRECISION STANDARD, INC.

                        (Name of Registrant as Specified in Its Charter)



                   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]            $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
               6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]            $500 per each party to the controversy pursuant to
               Exchange Act Rule 14a-6(i)(3).
[ ]            Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.
               1)     Title of each class of securities to which
                      transaction applies:
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                      transaction applies:
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                      computed pursuant to Exchange Act Rule 0-11 (Set forth
                      the amount on which the filing fee is calculated and state how it was determined):
               4)     Proposed maximum aggregate value of transaction:
               5)     Total fee paid:
[ ]            Fee paid previously with preliminary materials.
[ ]            Check box if any part of the fee is offset as provided
               by Exchange Act Rule 0-11(a)(2) and identify the filing for
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               previous filing by registration statement number, or the Form
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                                     PRECISION STANDARD, INC.
                                         One Pemco Plaza
                                     1943 North 50th Street
                                    Birmingham, Alabama 35201
                                         (205) 591-3005

                            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                     TO BE HELD MAY 16, 1995

TO THE SHAREHOLDERS OF PRECISION STANDARD, INC.:

               NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Precision Standard, Inc., a Colorado corporation, will be held at the offices of the Company at One Pemco Plaza, 1943 North 50th Street, Birmingham, Alabama 35201, on Tuesday, May 16, 1994, at 10:00 a.m. Central Daylight Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

               1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

               2. The ratification of the appointment of Coopers & Lybrand as the independent public accountants of the Company for the calendar year ending December 31, 1995; and

               3. The transaction of such other business as properly may come before the meeting or any adjournment thereof.

               A Proxy Statement explaining the matters to be acted upon at the meeting is enclosed. Please read it carefully.

               Only holders of record of the $.0001 par value common stock of the Company at the close of business on Friday, April 7, 1995, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The Proxies are being solicited by the Board of Directors of the Corporation.

               All Shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a Proxy will not affect your right to vote in person if you attend the Meeting.
                              BY ORDER OF THE BOARD OF DIRECTORS

Denver, Colorado                        WALTER M. MOEDE
April 27, 1995                             SECRETARY

                           PRECISION STANDARD, INC.
                               One Pemco Plaza
                           1943 North 50th Street
                          Birmingham, Alabama 35201
                               (205) 591-3009
                          ________________________

                               PROXY STATEMENT
                          ________________________

                       ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 16, 1995

                             GENERAL INFORMATION


       The enclosed Proxy is solicited by and on behalf of the Board of Directors of Precision Standard, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held the offices of the Company, One Pemco Plaza, 1943 North 50th Street, Birmingham, Alabama 35201, on Tuesday, May 16, 1995, at 10:00 a.m., Central Daylight Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's Shareholders on or about April 27, 1995.

       Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by (i) giving a later dated written revocation of Proxy to the Company, or
(ii) providing a later dated amended Proxy to the Company, or
(iii) voting in person at the Meeting. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing this Proxy material to Shareholders, will be borne by the Company. It is anticipated that solicitations of Proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit Proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for the reasonable out-of-pocket expenses incurred by them in that connection.

       All shares represented by valid Proxies will be voted in accordance therewith at the Meeting.

               SHARES OUTSTANDING AND VOTING RIGHTS

       All voting rights are vested exclusively in the holders of the Company's $.0001 par value common stock, with each share entitled to one vote. Only Shareholders of record at the close of business on Friday, April 7, 1995, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On
April 7, 1995, the Company had 12,449,948 shares of its $.0001 par value common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted.

       A majority of the Company's outstanding common stock represented in person or by Proxy shall constitute a quorum at the Meeting.


                     SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth the number and percentage of shares of the Company's $.0001 par value common stock owned beneficially, as of April 7, 1995, by any person who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director and nominee for Director of the Company, and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons. For purposes of this disclosure, the amount of the Company's common stock beneficially owned is the aggregate number of shares of the common stock outstanding on such date plus an amount equal to the aggregate amount of common stock which could be issued upon the exercise of stock options within 60 days of such date.

                               Amount and Nature
                                 of Beneficial
Name of Beneficial Owner           Ownership        Percent of Class
Matthew L. Gold               8,951,842 shares            68.6%
1943 North 50th Street           directly and
Birmingham, Alabama 35201        indirectly(1)

Walter M. Moede                 271,205 shares             2.1%
1943 North 50th Street           directly(2)
Birmingham, Alabama 35201

Admiral Wesley L. McDonald       49,959 shares              *
5193 Cottingham Place            directly(3)
Alexandria, Virginia 22304

Donald C. Hannah                 40,125 shares              *
6400 East Cactus Wren Road       directly(4)
Paradise Valley, Arizona 85253

Admiral George E. R. Kinnear II  65,125 shares              *
15 Laurel Lane                   directly(5)
Durham, New Hampshire 03824

C. Fredrik Groth                 10,167 shares              *
Olie Fabriksvey 45               directly(6)
DK-2770 Kastrup
Copenhagen, Denmark

J. Ben Shapiro, Jr.               1,000 shares              *
One Midtown Plaza, #1200         directly
1360 Peachtree Street
Atlanta, Georgia 30309

All Directors and             9,389,423 shares            70.5%
Officers as a Group              directly and
(7 Persons)                      indirectly(7)
__________________

<F1>  (1)  Includes 21,000 shares held by Mr. Gold on behalf of a minor child and 15,000 shares held by children for which he has voting rights. Includes 67,923 shares subject to vesting.
       Also includes options to purchase 515,278 shares.  See
       "Executive Compensation."

<F2>  (2) Includes 11,322 shares subject to vesting.  Also includes options to purchase 246,111 shares.  See "Executive
       Compensation."

<F3>  (3) Includes options to purchase 47,959 shares.  See
       "Compensation of Directors."

<F4>  (4) Consists of options to purchase 40,125 shares.  See
       "Compensation of Directors."

<F5>  (5) Includes options to purchase 20,125 shares.  See
       "Compensation of Directors."

<F6>  (6) Includes options to purchase 8,667 shares.   Does not
       include options to purchase 18,555 shares which are currently unvested. See "Executive Compensation."

<F7>  (7) Includes options to purchase 878,265 shares.

<F8>  *Less than one percent.

In connection with the Senior Subordinated Loan which the Company obtained from Bank of America, the Company granted to the Bank a warrant to purchase 4,215,753 shares of the Company's common stock at an exercise price of approximately $ .24 per share. The warrant provided for mandatory repurchase periods between June 15 and December 14 during 1991, 1992 and 1993, at which time the Bank could have required the Company to repurchase the warrant for the per share difference between the then current appraised value of the Company's common stock and the exercise price of the warrant. The warrant was neither put nor exercised by the Bank as of December 31, 1993. During the periods January 15, 1993 through April 14, 1993 and January 15, 1994 through September 14, 1994, the Company had the option to call the warrant for repurchase. The Company exercised this right to call the warrant on April 1, 1993. At December 31, 1994, the Company was in violation of certain restrictive financial terms required by its bank credit agreements. As one of the conditions to the granting of waivers and amendments necessary to cure these violations and preclude their recurrence, the Bank required rescission of the Company's call of the warrant.

Change in Control

       As far as is known to the Board of Directors or the management of the Company, there are no arrangements, including any pledge by any person, of securities of the Company, the operation of which might, at a subsequent date, result in a change in control of the Company.


                       ELECTION OF DIRECTORS

       The Board of Directors recommends the election as Directors of the five (5) nominees listed below. The Board's recommendation as nominees includes all of the Directors elected at the last annual meeting of Shareholders, except for Admiral Wesley L. McDonald who will be retiring before the Meeting, and
J. Ben Shapiro, Jr. who was appointed as a Director on December 12, 1994. The five nominees, if elected, will hold office until the next annual meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. IT IS INTENDED THAT SHARES REPRESENTED BY PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS A CONTRARY DIRECTION IS INDICATED. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

       The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company currently held by him, and the period during which he has served as a Director:

                           All Positions and Offices   Period Served as
     Name            Age     Held With the Company     Director of the
                                                          Company
Matthew L. Gold      52    Chairman, President,        Since 12/31/86
                           Chief Executive Officer
                           and Director

Walter M. Moede      54    Executive Vice President,   Since 12/12/89
                           Chief Financial Officer,
                           Secretary and Director

Donald C. Hannah     62    Director                    Since 2/15/91

Admiral George E. R.
  Kinnear II         67    Director                    Since 3/2/93

J. Ben Shapiro, Jr.  52    Director                    Since 12/12/94

       Admiral George E. R. Kinnear II also serves as a Director of Compaq Computer, a publicly held company engaged in the business of manufacturing and marketing computers. Donald C. Hannah also serves as a Director of Franchise Finance Company of America, a real estate investment trust company, which is a publicly held company, and as a Director of Samoth Capital, a merchant bank which is also a publicly held company. Except for the foregoing, none of the nominees hold directorships in any other company having a class of securities registered under the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940, as amended.


             MEETINGS AND COMMITTEES OF THE BOARD

       The Company has an Executive Committee. In 1994 the Committee consisted of Matthew L. Gold, Walter M. Moede and Admiral Wesley L. McDonald. Admiral McDonald will be retiring from the Committee as of the Meeting. The Committee, which held one meeting during the last calendar year, has as its primary function director-level review and approval of non-routine matters of significance during the periods between scheduled meetings of the Board of Directors.

       The Company's has an Audit Committee which was comprised in 1994 of Matthew L. Gold, Admiral Wesley L. McDonald, and Donald
C. Hannah, which Committee oversees the accounting controls for the Company. Admiral McDonald will be retiring from the Committee as of the Meeting. This Committee held two meetings during the last calendar year. Pursuant to the requirements of the Company's NASDAQ National Market System agreement, a majority of the Audit Committee consists of outside Directors.

       The Company also has a Compensation Committee, which Committee makes recommendations on executive compensation and selects those persons eligible to receive grants of options and appreciation rights under the Company's Incentive Stock Option and Appreciation Rights Plan and the Nonqualified Stock Option Plan. In 1994 the Committee was composed of Admiral Wesley L. McDonald, Donald C. Hannah and Admiral George E. R. Kinnear II. Admiral McDonald will be retiring from the Committee as of the Meeting. This Committee held six meetings during the last calendar year, one of which was by unanimous written consent.

       The Board of Directors met in person seven times during the last calendar year. One other meeting was conducted by unanimous written consent of the Directors. There were no incumbent
Directors who during the last fiscal year attended fewer than 75% of the aggregate of all meetings of the Board and of all committees of the Board on which he serves.


          DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

       Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during the last five years:

       Matthew L. Gold. Mr. Gold has been Chairman, President and Chief Executive Officer of the Company since January 1987. He has also been Chairman of Pemco Aeroplex, Inc. and Space Vector Corp., wholly-owned subsidiaries of the Company, since September 1988. He has also been Chairman and President of the Company's subsidiaries, Pemco Air Services System, Inc. and Pemco Nacelle, Inc. since their inceptions in November 1991 and January 1993, respectively. From 1984 to 1986, he was President of Monarch Aviation, Inc., a company primarily engaged in the business of modifying and maintaining large transport aircraft, and later, Pemco Engineers, Inc., a company primarily engaged in the business of manufacturing aircraft cargo systems, both of which are predecessors of the Company.

       Walter M. Moede. Mr. Moede joined the Company as Senior Vice President and Chief Financial Officer in January 1989. In September of 1989, he was appointed to the additional position of Secretary. In December of 1989, he was elected to the Board of Directors and as Executive Vice President of the Company. From November 1986 through December 1988, Mr. Moede served as Vice President and Treasurer of ICN Pharmaceuticals, Inc., a company primarily engaged in the manufacturing and sales of pharmaceutical products. From February 1986 through October 1986, he was Vice President and Treasurer of Castle & Cooke, Inc., a company primarily engaged in the food, real estate and transportation businesses. From June 1984 through January 1986, he was Vice President and Treasurer of Revlon, Inc., a company primarily engaged in the manufacture and sale of health and personal care products.

       Donald C. Hannah. Mr. Hannah currently serves as Chairman and Chief Executive Officer of U.S. Properties, Inc., a real estate acquisition and marketing company. Mr. Hannah has been Chairman of the Board of Hannah Marine Corp. of Lemont, Illinois, a marine transport company, since 1956. He serves on the Board of Managers for American Bureau of Shipping, a classification society in the marine industry and as a director of the Marine Resources Foundation. He is also a Director of Franchise Finance Corporation of America, a real estate investment trust company, which is a publicly held company, and is a Director of Samoth Capital Corporation, a merchant bank which is also a publicly held company.

       George E. R. Kinnear II. Mr. Kinnear has been Chairman of the Board and Chief Executive Officer of Energy Point, a gasoline servicing company, since July 1, 1992. He also has served as a senior consultant to Enox Corp., a high tech ignition systems company, since February 1994. He was Chairman of the Board of The Retired Officers Association, a service company for retired military officers, from October 1992 to October 1994. Prior to that time he served briefly as Vice Chairman and Chief Executive Officer of New England Digital, a computer company, from February 1992 to June 1992. Mr. Kinnear was Executive Vice President and Interim President from November 1988 to January 1992 of the University of New Hampshire. Before that he was Senior Vice President and Vice President of Grumman Corp., an aerospace company, from October 1982 to October 1988. He retired as an Admiral from the U.S. Navy in September of 1982 after thirty-seven years of service. Mr. Kinnear currently serves as a Director of Compaq Computer, a publicly traded company, which manufactures and markets computers. He also serves as a Director of the Aerospace Corp., of the Naval Aviation Museum, and of the U.S. Navy Memorial Foundation.

       J. Ben Shapiro, Jr. Mr. Shapiro has been a partner at the law firm of Shapiro Fussell Wedge Smotherman & Martin in Atlanta,
Georgia since its formation in October 1970. He currently serves as a Trustee for Emory University.

       C. Fredrik Groth. Mr. Groth has been Vice President-Corporate Development since May 18, 1993. Mr. Groth joined the Company in July of 1988 as Director of Corporate Development. In 1989, Mr. Groth was named Managing Director-Marketing and Sales of the Company's Pemco Aeroplex subsidiary, and in 1990 he was appointed Vice President-Marketing and Sales of Pemco Aeroplex. Mr. Groth also serves as Vice President of the Company's Pemco Air Services Systems, Inc. subsidiary, and as the General Manager of this subsidiary's office in Copenhagen, Denmark.

       The Company's Executive Officers are elected by the Board of Directors at the first meeting after each annual meeting of Shareholders, and hold office until the next such meeting of Directors or their earlier resignation or removal.

       Other than the executive employment agreements with the Company's Executive Officers, there is no arrangement or understanding between any such Director or Executive Officer and any other person or persons pursuant to which he was or is to be selected as a Director or Executive Officer nor is there any family relationship between or among any of the Company's Directors or Executive Officers. See "Executive Compensation - Agreements with Executive Officers."

                                                                    EXECUTIVE COMPENSATION

                                                                  Summary Compensation Table

       The following table sets forth the executive compensation of the Company's Chief Executive Officer,
Executive Vice President, and Vice President Corporate Development (the only executive officers serving at the end of the last fiscal year) for each of the Company's last three fiscal years:

   Name and
  Principal                                                                  Long Term
  Position        Year          Annual Compensation                        Compensation
                                                        Other
                                                        Annual
                                                       Compensa
                                        Bonus            tion
                         Salary ($)      ($)            ($)(1)             Awards
                                                                                   Securities
                                                                                   Underlying
                                                                    Restricted     Options/
                                                       Directors       Stock        SARs
                                                         Fees        Award(s)($)   (#)(2)(3)

     (a)           (b)      (c)          (d)             (e)          (f)            (g)
Matthew L. Gold,  1994   $463,333     $150,000(4)      $30,000     $150,000(5)     100,000
CEO               1993    440,000      200,000          23,000            0        200,000
                  1992    400,000            0          22,000            0        100,000

Walter M. Moede,  1994   $231,667     $125,000(6)      $30,000     $ 25,000(7)      50,000
Executive Vice    1993    207,500      100,000          23,000            0        100,000
President         1992    195,000            0          21,500            0         50,000

C. Fredrik Groth, 1994   $113,600     $      0         $     0     $      0         10,000
Vice President    1993     85,000     $ 22,000               0            0          6,000
Corporate         1992     75,000        6,000               0            0          5,000
Development


<F1>   (1) None of the named Executive Officers received perquisites or other personal benefits the aggregate annual amount of which was the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such Executive
       Officers.

<F2>   (2) Options granted to Messrs. Gold and Moede for 1994 were nonqualified stock options. Options shown here as granted to Messrs. Gold and Moede in 1993 were approved by the Compensation Committee in March of 1994 based on the Company's performance in 1993. Of Mr. Gold's grant for 1993, options to purchase 64,000 shares were incentive stock options/SARs and options to purchase 136,000 shares were nonqualified stock options. Of Mr. Moede's grant for 1993, options to purchase 64,000 shares were incentive stock options/SARs and options to purchase 36,000 shares were nonqualified stock options. Grants to Messrs. Gold and Moede in 1992 represent grants of incentive stock options in tandem with stock appreciation rights ("SARs").

<F3>   (3) All of Mr. Groth's grants were for nonqualified stock
       options.

<F4>   (4) Of the reported cash bonus awarded to Mr. Gold in 1994,
       $50,000 was paid in January 1995 and the remaining $100,000 vests as to one-eighth ($12,500) each quarter beginning
       January 1, 1995, payable upon vesting.

<F5>   (5) Mr. Gold's grant of 90,563 shares of restricted stock vests as to one-eighth of the shares each quarter beginning
       January 1, 1995. The value of the shares was $181,126 at the end of the last fiscal year. The Company does not expect to pay any dividends on any shares in the forthcoming year.

<F6>   (6) Of the reported cash bonus awarded to Mr. Moede in 1994,
       $75,000 was paid in January 1995 and the remaining $50,000 vests as to one-eighth ($6,250) each quarter beginning
       January 1, 1995, payable upon vesting.

<F7>   (7) Mr. Moede's grant of 15,094 shares of restricted stock vests as to one-eighth of the shares each quarter beginning
       January 1, 1995. The value of the shares was $30,188 at the end of the last fiscal year. The Company does not expect to pay any dividends on any shares in the forthcoming year.

                                                 Option/SAR Grants in Last Fiscal Year

       The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to each of the named executive officers:

                                                                   Potential Realizable
                                                                     Value at Assumed
                                                                   Annual Rate of Stock
                                                                     Price Appreciation
                   Individual Grants                                  for Option Term

                Number of    Percent of
               Securities      Total
               Underlying    Options/SARs  Exercise
                Options/     Granted to    or Base
  Name           SARs        Employees in    Price    Expiration
               Granted(#)    Fiscal Year    ($/Sh)       Date       5%($)     10%($)
   (a)            (b)          (c)            (d)        (e)         (f)        (g)
M.L. Gold     64,000(1)(2)   17.6%(3)      $4.6250    03-11-99    $      0    $ 26,102
             136,000(1)(4)   37.6%(3)       4.6250    03-11-04      63,740     471,750
             100,000(4)      40.5%(5)       1.6563    12-12-04     104,350     263,350

W. M. Moede  100,000(1)(6)   27.6%(3)      $4.6250    03-11-04    $ 46,875    $346,875
              50,000(4)      20.2%(5)       1.6563    12-12-04      52,175     131,675

C. F. Groth    6,000(7)       1.7%(3)      $4.7500    12-14-03    $ 17,955    $ 45,315
              10,000(7)       0.4%(5)       1.6563    12-12-04      10,435      26,335


<F1>   (1) Represents options previously reported as being granted in
       1993 and shown in the Summary Compensation Table in 1993.
       The options were approved by the Compensation Committee in March of 1994 based on the Company's performance in 1993.

<F2>   (2) Represents five-year incentive stock options in tandem with
       SARs, all of which vested on or before January 1, 1995.

<F3>   (3) The percent of total options granted in 1994 for 1993 is based on total options granted for 1993.

<F4>   (4) All of these options are nonqualified stock options and have a ten-year term.

<F5>   (5) The percent of total options granted is based on total options granted for fiscal 1994.

<F6>   (6) Options to purchase 64,000 shares represent ten-year
       incentive stock options in tandem with SARs, all of which vested on or before January 1, 1995. The remaining options to purchase 36,000 shares represent nonqualified stock options all of which vested upon grant and have a term of ten years.

<F7>   (7) Mr. Groth's options are nonqualified stock options, have a term of ten years and vest as to one-fourth of the shares on each anniversary of the date of grant.


                     Aggregated Option/SAR Exercises in Last Fiscal Year-End and
                                  Fiscal Year End Option/SAR Values

        The following table sets forth information concerning each exercise of stock options during the last fiscal year by each of the named executive officers and the fiscal year end value of unexercised options:

                                                     Number of
                                                    Securities
                                                    Underlying           Value of Unexercised
                                                   Unexercised               In-the-Money
           Shares Acquired                       Options/SARs at        Options/SARs at Fiscal
    Name   on Exercise (#)  Value Realized ($)   Fiscal Year-End(#)           Year-End($)

                                                   Exercisable/              Exercisable/
                                                   unexercisable             unexercisable
    (a)         (b)               (c)                  (d)                       (e)
M. L. Gold       0                $0             483,278/32,000(1)           $ 283,598/0
W. M. Moede      0                 0             214,111/32,000(2)             133,469/0
C. F. Groth      0                 0               8,667/18,555(3)               9,209/8,172

<F1>   (1) Of Mr. Gold's options, exercisable options to purchase
       236,000 shares represent nonqualified stock options, and the remaining options are incentive stock options granted in tandem with SARs.

<F2>   (2) Of Mr. Moede's options, exercisable options to purchase
       86,000 shares represent nonqualified stock options, and the remaining options are incentive stock options granted in tandem with SARs.

<F3>   (3) All of Mr. Groth's options represent nonqualified stock options.

Pension Plans

       All of the Executive Officers named above are eligible participants in the Pemco Aeroplex, Inc. Pension Plan (the "Pension Plan"). The following table sets forth the annual retirement benefits payable under the Pension Plan upon retirement at age 65 based on an employee's assumed average annual compensation for the five-year period preceding retirement and assuming actual retirement on January 1, 1995. The Pension Plan is a tax qualified defined benefit plan and is subject to certain maximum benefit provisions. The retirement plan benefit formula is equal to (a) plus (b):

(a)    Earnings portion of formula

       - 1% of the employee's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last ten years of credited service) not to exceed $150,000 for 1994 (which reflects an annual adjustment by the Internal Revenue Service for increases in cost-of-living) less $6,600,

       -       times the employee's years of credited service.

(b) $144 times the employee's years of credited service but limited to a maximum of 35 years of service.

       The compensation utilized for the Pension Plan formula benefit includes base pay and does not consider bonuses.

   Remuneration               Years of Service

                   15        20        25        30        35
     $125,000   $19,920   $26,560   $33,200   $39,840   $46,480
      150,000    23,670    31,560    39,450    47,340    55,230
      175,000    23,670    31,560    39,450    47,340    55,230
      200,000    23,670    31,560    39,450    47,340    55,230
      225,000    23,670    31,560    39,450    47,340    55,230
      250,000    23,670    31,560    39,450    47,340    55,230
      300,000    23,670    31,560    39,450    47,340    55,230
      400,000    23,670    31,560    39,450    47,340    55,230
      450,000    23,670    31,560    39,450    47,340    55,230
      500,000    23,670    31,560    39,450    47,340    55,230

Assumes:  1.  Remuneration is latest 5-year average annual salary.
          2.  Retirement is at age 65 or later.
          3.  No joint and survivor option elected.

       To date, none of the Executive Officers have earned a material level of vested benefits under the Pension Plan.

       Certain amendments to the tax laws reduced the amount of benefits available to some of the Executive Officers under the Pension Plan in plan years beginning after December 1993. In recognition of these changes, the Compensation Committee has decided to adopt a supplemental pension plan for these Executive Officers to compensate for the lost benefits under the Pension Plan. It is expected that such a plan will be approved in 1995.

401(k) Plan

       On November 2, 1990, the Board of Directors adopted a 401(k) Savings Plan for employees of the Company and its subsidiaries effective October 1, 1990 (the "401(k) Plan"), which is qualified under Subsection 401(k) of the Internal Revenue Code. All employees of the Company and its subsidiaries who (i) are not covered by any collective bargaining agreement, (ii) have attained age 21 and (iii) have completed one year of service, may join the 401(k) Plan. The 401(k) Plan provides a method for employees to choose between receiving all their compensation now or deferring some pre-tax income by investing in the 401(k) Plan until retirement. Deferred amounts representing up to 15% of compensation per calendar year (not to exceed $9,240 in 1994) are deposited into the Plan where they may earn income tax-free until distribution. Although the 401(k) Plan allows for matching contributions by the Company, none have been made as of the date of this proxy statement. The 401(k) Plan currently is administered by an Administrative Committee composed of three employees of the Company who are not Executive Officers or Directors of the Company. Directors who are not also employees of the Company are not eligible to participate. Messrs. Gold and Moede are participants in the 401(k) Plan and their amounts of deferred compensation are included in the Summary Compensation Table set forth above.

                       Performance Graph


       Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder returns on the Company's Common Stock with the cumulative total returns of the Standard & Poor's 500 Stock Index, Standard & Poor's Aerospace Stock Index and Standard and Poor's Airline Stock Index as published by Value Line, Inc. While the Securities Exchange Commission's proxy statement rules only require the Company to provide a comparison to a broad equity market index (Standard & Poor's 500) and a published industry line of business index (Standard & Poor's Aerospace), the Company believes that, under the circumstances, it would be helpful to provide shareholders with a comparison to an index which reflects the business climate in which many of the Company's customers operate (Standard & Poor's Airlines). The Company's performance is heavily influenced by the airline industry and the business environment surrounding such industry. This covers the five year period from January 1990 through December 1994 using the last trading day of 1989 as a basis for comparison.

                         COMPARATIVE FIVE YEAR TOTAL CUMULATIVE RETURNS
                               PRECISION STANDARD, S&P 500 INDEX,
                           S&P AEROSPACE INDEX, AND S&P AIRLINE INDEX


                                     [GRAPH APPEARS HERE]


                Dec-89  Dec-90  Dec-91  Dec-92  Dec-93  Dec-94
PCSN             100      38       18      36     138      61
S&P 500          100      93      118     123     132     133
S&P AEROSPACE    100     104      115     117     153     162
S&P AIRLINES     100      73       88      78      82      57

The chart represents the total value of a $100 investment in each security/market index on the last trading day of December, 1989.
All dividends are assumed to be reinvested.

                                     Source:  CompuServe Investment
                                              Return Service


Compensation Committee Report


       The Compensation Committee (the "Committee") of the Board of Directors of Precision Standard, Inc. (the "Company") is composed of outside directors who are not employees of the Company and who qualify as disinterested persons for purposes of Rule 16b-3 adopted under the Securities Exchange Act of 1934. At the direction of the Board of Directors, the Committee prepared the following report on April 24, 1995 for inclusion in this Proxy Statement to comply with the rules of the Securities and Exchange Commission.

       The Company's executive compensation program has been designed to enable the Company to attract, motivate, and retain key senior management by providing a fully competitive total compensation package based on performance. It is intended to reward the key executive for long-term strategic planning and management, enhancement of shareholder value and improving Company performance compared to performance levels of comparable companies in the industry. Of equal importance, it is designed to attract and retain those key executives who are critical to the long-term success and competitiveness of the Company.

       The key components of the executive compensation program are: (1) salary, which is based on the individual officer's level of responsibility and comparisons to the executive positions in the Company, its subsidiaries and comparable companies in the industry; (2) cash bonus awards, which are based on individual performance and the performance of the Company for the year, measured primarily, but not exclusively, in the profitability of the Company; (3) stock options, which are intended to increase the motivation for the Company to improve its financial position and long-term success as measured by the Company's share price and book value per share; and (4) employment agreements, which are designed to provide long-term security to the key executive in exchange for long-term commitments and agreements not to enter into competition with the Company. The program is intended to provide rewards to the key executives commensurate with the benefits received by the shareholders.

       Under this program, the Compensation Committee determined to enter into long-term employment agreements with each of the Company's three executive officers, Matthew L. Gold, Walter M. Moede and C. Fredrik Groth, effective June 1, 1993 and amended March 11, 1994. By those agreements, the Committee believes that the officers have been provided with adequate security concerning their employment and the terms of that employment so that the Company is reasonably assured of retaining their services for the foreseeable future. The Committee agreed to increased severance payments in the event of a change of control equal to slightly less than three times annual salary not only to provide such security but also to ensure that none of the executive officers are motivated to oppose a change of control that might enhance shareholder value in order to retain his current employment.

       By the employment agreements, Mr. Moede's base salary for the period beginning June 1, 1993 was set at $220,000 and Mr. Gold's at $440,000 for the same period. The Committee reviewed the salaries on May 17, 1994 and determined based on the Company's performance and the executive officers' contributions thereto that Mr. Moede's annual base salary would be increased to $240,000 and Mr. Gold's annual base salary would be increased to $480,000, both effective June 1, 1994. In establishing the increase for Mr. Gold, the Committee noted that, pursuant to his employment agreement, the minimum increase in Mr. Gold's salary would be 5% or $22,000. The actual increases approved by the Committee were approximately 9% and reflected the Committee's recognition of the executive officer's contribution to the marked increase in the Company's sales revenues and pre-tax profit in 1993. Both officers' salaries will continue to be reviewed at intervals of not less than twelve months, subject to the provision in Mr. Gold's employment agreement that his salary will increase by at least 5% each year on an annual basis for so long as his employment agreement remains in place.

       Considering the criteria outlined above, in December of 1994, the Committee granted bonuses of $300,000 and $150,000 to Messrs. Gold and Moede, respectively, payable as (i) cash bonuses ($50,000 to Mr. Gold and $75,000 to Mr. Moede), (ii) unvested cash bonuses, vesting quarterly over two years and payable upon vesting ($100,000, vesting $12,500 per quarter beginning January 1, 1995, to Mr. Gold and $50,000, vesting $6,250 per quarter beginning January 1, 1995, to Mr. Moede) and (iii) stock grants also vesting quarterly over two years ($150,000 in stock, vesting $18,750 per quarter beginning January 1, 1995, to Mr. Gold and $25,000 in stock, vesting $3,125 per quarter beginning January 1, 1995, to Mr. Moede) with all stock valued at the date of grant. The amounts of these bonuses gave special recognition to the executive officers for their work in helping the Company to increased revenues and record profits in 1993.

       As a final component to the executive officers' compensation, the Committee also determined to grant nonqualified options to purchase 50,000 shares of the Company's Common Stock to Mr. Moede and nonqualified options to purchase 100,000 shares to Mr. Gold. The number of options granted to these officers is generally consistent with prior years. The options were granted at the market price on the date of grant so that their value to the executive officers is dependent on an increase in the trading price of the Company's common stock to the benefit of all shareholders. These options were granted in December of 1994 and are intended to provide additional motivation for the executive officers to continue to build shareholder value.

       The Compensation Committee continued to acknowledge in 1994 certain changes in the federal tax laws that took effect in 1993 to limit the benefits available to Messrs. Gold and Moede under the Company's defined benefit pension plan. The Committee affirmed its intention to adopt a supplemental pension plan to offset the effect of the changes in the law and to provide benefits to the executive officers that would have been available under the Company's defined benefit plan but for the changes in the tax laws. The Committee expects to approve such a plan in the near future and, to the extent possible, to make the plan retroactive to 1994.

Dated:  April 24, 1995                      ADM. WESLEY L. MCDONALD
                                            DONALD C. HANNAH
                                            ADM. GEORGE E.R. KINNEAR, II


Compensation of Directors

       The Company currently has an arrangement whereby each Director earns an annual retainer of $18,000, and $1,000 plus expenses for attendance at each meeting of the Board of Directors and related activities. The Directors also earn $500 plus expenses in connection with attendance at each meeting of the Audit Committee, the Executive Committee and the Compensation Committee, excepting when a Committee meets in conjunction with a full Board meeting. Directors who are employees of the Company are eligible to receive stock options under either of the Company's stock option plans. Outside Directors are eligible to receive options under the Company's Nonqualified Stock Option Plan (the "Nonqualified Plan") only.

       Pursuant to the Nonqualified Plan, outside Directors receive fully vested options on December 10 of each year. The number of shares subject to options granted in any such year is equal to one share of common stock for each two dollars of Director's base compensation (annual retainer plus meeting fees for an assumed minimum of four meetings or, currently, $22,000) paid to the Director during the calendar year in which the option is granted.


       In November 1990, the Board of Directors also adopted a three-year retirement benefit for the Directors of the Company, payable after they retire or otherwise terminate their service as a Director of the Company. In December 1993, The Board of Directors amended the retirement benefit. Directors retiring from the Company after that date will be entitled to benefits as follows:

                                Under Five       Five or More
 Retirement Benefit Payable  Years of Service  Years of Service
      - 1st Year                 $4,500            $9,000
      - 2nd Year                 $3,000            $6,000
      - 3rd Year                 $1,500            $3,000

       All current Directors, as well as one former Director, Richard E. Young (who resigned as a Director effective December 31, 1992) are currently entitled to or are eligible for benefits according to the benefits schedule in effect at the time of such Director's retirement. For purposes of entitlement to the benefits schedule shown above, Messrs. Gold, McDonald and Moede have or are deemed to have five years of service. Upon retirement, this benefit is paid to former Directors on a quarterly basis for the three-year term of the benefit. The Board of Directors has determined that Directors are asked to retire from the Board at age 70-1/2 years.

Agreements with Executive Officers

       In 1993, the Company entered into employment agreements with each of the Executive Officers named in the Summary Compensation Table. Each of these agreements includes payments to be received upon the voluntary or involuntary termination of the Executive Officer's employment. The terms and conditions of each of these agreements is described below.

       Pursuant to an agreement effective June 1, 1993 and amended March 11, 1994, Mr. Gold is engaged as President, Chief Executive Officer and Chairman of the Board for an initial term of five years commencing June 1, 1993. On each June 1 following 1993, the agreement is automatically extended for an additional year unless the Company or Mr. Gold gives notice more than ninety days before May 31 of such year.

       The agreement provides for an initial annual base salary of $440,000, with the base salary for subsequent years to be determined by the Board of Directors on the basis of merit and the Company's financial success and progress, provided that the annual base salary in each year shall be at least 5% higher than the previous year's annual base salary. Mr. Gold is also entitled to bonuses as determined by the Board of Directors in its sole discretion, and is entitled to vacation and other employee benefits under the Company's employee benefit plans.

       Under the agreement, Mr. Gold is entitled to various amounts on the termination of his employment depending on the reasons for such termination. Upon his death or disability Mr. Gold or his designated beneficiary will be entitled to receive his then annual base salary for the greater of two years or the remaining term of the agreement together with any bonuses determined to be due and payable by the Board of Directors. Upon Mr. Gold's voluntary or involuntary termination, he is entitled to specified severance amounts. Upon voluntary termination (i.e., resignation by Mr. Gold other than as a result of a change of duties, compensation or benefits following a change in control of the Company), Mr. Gold will be entitled to continue to receive his annual base salary plus the average annual bonus awarded to him by the Board of Directors during the three preceding years (the "Average Bonus") for a period of one year. Upon involuntary termination (i.e. any termination other than voluntary termination, termination by mutual agreement, or termination as a result of death, disability or normal retirement), Mr. Gold will be entitled to 2.99 times the sum of his then annual base salary and the Average Bonus.

       Pursuant to an agreement, effective June 1, 1993 and amended March 11, 1994, Mr. Moede is engaged as Executive Vice President and Chief Financial Officer of the Company for an initial term of three years commencing June 1, 1993. On each June 1 following 1993, the agreement is automatically extended for an additional year unless the Company or Mr. Moede gives notice more than ninety days before May 31 of such year.

       The agreement provides for an initial annual base salary of $220,000, with the annual base salary for subsequent years to be determined by the Board of Directors on the basis of merit and the Company's financial success and progress, provided that the annual base salary in any subsequent year shall not be less than the initial base salary. Mr. Moede is also entitled to bonuses as determined by the Board of Directors in its sole discretion and is entitled to vacation and other employee benefits under the Company's employee benefit plans.

       Provisions of Mr. Moede's agreement regarding amounts payable upon his death, disability or other termination of his employment with the Company parallel those of Mr. Gold's agreement described above.

       Pursuant to an agreement effective June 1, 1993, Mr. Groth is engaged as Vice President - Corporate Development for an initial term of three years commencing June 1, 1993. The agreement is automatically extended for additional one-year periods unless the Company or Mr. Groth gives notice more than ninety days before May 31, 1996 or May 31 of any subsequent year for which the agreement has previously been extended.

       The agreement with Mr. Groth provides for an initial annual base salary of $100,000, with the annual base salary for subsequent years to be determined by the Chief Executive Officer of the Company and approved by the Board of Directors on the basis of merit and the Company's financial success and progress, provided that the annual base salary in any subsequent year of the agreement shall not be less than the initial base salary.
Mr. Groth is entitled to bonuses as determined by the Chief Executive Officer and approved by the Board of Directors on the basis of merit and the Company's financial success and progress, and is entitled to vacation and other employee benefits under the Company's employee benefit plans.

       Under the employment agreement, Mr. Groth is entitled to various amounts on the termination of his employment depending on the reasons for such termination. Upon termination by reason of his death Mr. Groth's designated beneficiary or his estate will be entitled to his annual base salary for the greater of two years or the remaining term of the agreement, together with any bonuses determined to be due and payable by the Company's Board of Directors. Upon termination by reason of his disability
Mr. Groth will be entitled to his then annual base salary for the greater of six months or the remaining term of the agreement together with any bonuses which the Company's Chief Executive Officer with the approval of the Board of Directors determines to be due and payable to Mr. Groth. Upon Mr. Groth's voluntary termination Mr. Groth is entitled to a lump sum payment of $1,000. In the case of Mr. Groth's involuntary termination, Mr. Groth will be entitled to one times his annual base salary.

       Other than as described above, the Company has no compensation plan or arrangement with any individual named in the Summary Compensation Table above whereby the implementation of such plan or arrangement results or would result from the resignation, retirement or other termination of that individual's employment with the Company or from a change in control of the Company.


TRANSACTIONS WITH MANAGEMENT AND OTHERS

       The Company's Consolidated Tire subsidiary previously leased warehouse and office facilities from Monarch Properties, a sole proprietorship owned by Matthew L. Gold, the Company's Chairman, President and Chief Executive Officer. This lease was cancelled in December 1990. Although the lease was not due to expire until December 1992, Mr. Gold agreed to accept $147,000 to cancel the remaining term, which amount represented 80% of the present value of the remaining rental payments. The Company paid $26,840 of this obligation in cash and reduced the amount of indebtedness of Mr. Gold and Monarch Properties to the Company, as described below. As additional consideration to the Company, Mr. Gold also waived and released claims that he may have had against the Company for certain expenses or advances paid by him on behalf of the Company.

       Prior to the surrender and exchange of the Consolidated Tire warehouse lease discussed above, Mr. Gold and Monarch Properties were indebted to the Company in the amount of $132,947 and $167,037, respectively. These debts had been incurred as a result of various advances made by the Company, and were repayable in equal installments over five years beginning in 1990. After the application of the remaining $120,160 reduction attributable to the surrender of the Consolidated Tire lease, the total debt was reduced to $179,824. In November of 1991, Pemco Engineers, Inc. completed the 1988 sale of its Stanton, California facility to Monarch Properties by delivering the September 26, 1988 deed to Monarch Properties in exchange for a promise to pay $90,000. The $90,000 sales price was the same as the purchase price paid by Pemco Engineers in 1988 shortly before the September 26, 1988 deed to Monarch Properties. As a result of this new obligation, the total indebtedness of Monarch Properties and Mr. Gold to the Company and its subsidiaries increased to $269,824 as of December 31, 1991. Monarch
Properties and Mr. Gold made a payment of $50,000 on this indebtedness in 1992. The balance of the debt is due on or before December 31, 1995.

       J. Ben Shapiro, a Director of the Company, performed certain legal services for the Company in 1994. The aggregate fees and costs paid to Mr. Shapiro's law firm, Shapiro Fussell Wedge
Smotherman & Martin, in respect of such services during the year ended December 31, 1994 was $3,260.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


           APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

       The independent public accounting firm of Coopers & Lybrand audited the financial statements of the Company for the period ended December 31, 1994. At the direction of the Board of Directors, the ratification of the appointment of Coopers & Lybrand for the calendar year ending December 31, 1995 is being presented to the Shareholders for approval at the Meeting. It is expected that a representative of Coopers & Lybrand will be present at the Meeting.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AS THE
INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CALENDAR YEAR ENDING
DECEMBER 31, 1995.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *



OTHER BUSINESS

       As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid Proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. Directors are elected by a plurality of votes of the shares represented in person or by proxy at the meeting and entitled to vote. The proposal for the ratification of the independent public accountants requires the affirmative vote of the majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal. Only those votes cast FOR the election of a director or the proposal for the ratification of the independent public accountants will be counted as affirmative votes. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and for purposes of determining the number of votes required for an affirmative vote, i.e., the number of votes representing the majority of the shares represented at the meeting and entitled to vote.


                         ANNUAL REPORT

       The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 accompanies this Proxy Statement. The audited financial statements of the Company are included in such Form 10-K. Copies of the exhibits to that Form 10-K are available from the Company upon written request of a Shareholder and payment of the Company's out-of-pocket expenses.


             DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
             FOR THE ANNUAL MEETING TO BE HELD IN MAY 1996

       Any proposal from a Shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in May 1996, must be received at the offices of the Company, 1943 N.
50th Street, Birmingham. Alabama 35212 no later than December 28, 1995, in order to be included in the Company's proxy statement and proxy relating to that meeting.


                                                  WALTER M. MOEDE
                                                        SECRETARY
Denver, Colorado
April 27, 1995





                     PRECISION STANDARD, INC.

        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Matthew L. Gold and Walter M. Moede, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Precision Standard, Inc. held of record by the undersigned on April 7, 1995, at the Annual Meeting of Shareholders to be held on May 18, 1995 or any adjournment thereof.


          4.    ELECTION OF DIRECTORS.


[  ]      FOR all nominees listed below (except as marked to the
          contrary)

[  ]      WITHHOLD AUTHORITY to vote for all the nominees listed
          below

                Matthew L. Gold                         Walter M. Moede
                Donald C. Hannah                        J. Ben Shapiro, Jr.
                Admiral George E.R. Kinnear II

          (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR AN
          INDIVIDUAL NOMINEE, CROSS OUT THAT NOMINEE'S NAME ABOVE.)


          5.    PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS &
LYBRAND AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR
THE YEAR ENDING DECEMBER 31, 1995.

          [  ] FOR            [  ] AGAINST          [  ] ABSTAIN

          3. To transact such other business as may properly come before the Meeting.


          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND
2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated:                 , 1995




                                 Signature(s) of Shareholder(s)


                                 Signature(s) should agree with the
                                 name(s) stenciled hereon.  Executors,
                                 administrators, trustees, guardians
                                 and attorneys should indicate when
                                 signing.  Attorneys should submit
                                 powers of attorney.


          PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION
OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.